UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 1, 2017
Date of Report (Date of earliest event reported)

AMERCO
(Exact name of registrant as specified in its charter)

Nevada	1-11255	88-0106815
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5555 Kietzke Lane, Ste. 100 Reno, Nevada 89511
(Address of Principal Executive Offices)

(775) 688-6300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On September 1, 2017, AMERCO, a Nevada corporation, entered into a $150 million unsecured revolving credit facility with Bank of America, N.A., as Agent and Lender. The credit facility has an interest rate generally based on LIBOR plus a margin ranging from 1.375% to 1.50%, and the facility matures on September 1, 2020.  AMERCO may request an increase in the credit commitment up to a maximum aggregate amount of $300 million, with the funding of such increased commitment subject to the discretion of the participant Lenders.  The facility restricts AMERCO from incurring unsecured debt commitments or adding liens to its unencumbered real property portfolio if doing so would cause the ratio of AMERCO’s consolidated unencumbered real property value to unsecured debt commitments to fall below 2.0.

The description of the foregoing matter is not complete and is qualified in its entirety by the full text of the credit agreement, a copy of with is attached hereto as Exhibit 10.1 and is incorporated herein by this reference.

Item 9.01.  Financial Statements and Exhibits

(d)Exhibits.

Exhibit No.	Description
10.1

Credit Agreement, dated as of September 1, 2017 by and among AMERCO, as the Borrower, Bank of America, N.A., as Agent for all Lenders, and the financial institutions party thereto from time to time, as Lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 7, 2017

AMERCO

/s/ Jason A. Berg

Jason A. Berg

Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1

Credit Agreement, dated as of September 1, 2017 by and among AMERCO, as the Borrower, Bank of America, N.A., as Agent for all Lenders, and the financial institutions party thereto from time to time, as Lenders.